UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)


                                AMADOR GOLD CORP.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares without par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02264P 10 1
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                                 (CUSIP Number)

                                December 8, 2004
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

CUSIP No.         02264P 10 1
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(1)      Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         Tri-Pol Energy Corporation
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(2)      Check the Appropriate Box if a Member of a Group
         (a)  [_]
         (b)  [_]

         Not applicable
--------------------------------------------------------------------------------

(3)       SEC Use Only

--------------------------------------------------------------------------------

(4)      Citizenship or Place of Organization

         Alberta
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Number of         (5)      Sole Voting Power
Shares
Beneficially               2,985,000
Owned by          --------------------------------------------------------------
Each              (6)      Shared Voting Power
Reporting
Person With
                  --------------------------------------------------------------
                  (7)      Sole Dispositive Power

                           2,985,000
                  --------------------------------------------------------------
                  (8)      Shared Dispositive Power

--------------------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

         2,985,000
--------------------------------------------------------------------------------

(10)     Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares [_]

--------------------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)

         15.9%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person

         CO
--------------------------------------------------------------------------------

Item 1.

(a)      Name of Issuer:

         AMADOR GOLD CORP.

(b)      Address of Issuer's Principal Executive Offices:

         16493-26th Avenue, Surrey, British Columbia, Canada, V3S 9W9

Item 2.

(a)      Name of Person Filing:

         Tri-Pol Energy Corporation

(b)      Address of Principal Business Office or, if none, Residence:

         90 Kincora Park NW, Calgary, Alberta, Canada, T3R 1L6

(c)      Citizenship:

         Alberta

(d)      Title of Class of Securities:

         Common Shares without par value

(e)      CUSIP Number:

         02264P 10 1

Item 3.  If this  statement is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:

(a)   [_]     Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

(b)   [_]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [_]     Insurance  company as defined in section  3(a)(19)  of the Act (15
              U.S.C. 78c).

(d)   [_]     Investment  company  registered  under section 8 of the Investment
              Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [_]     An  investment adviser  in accordance with  ss.240.13d-1(b)(1)(ii)
              (E).

(f)   [_]     An employee  benefit plan or  endowment  fund in  accordance  with
              ss.240.13d-1(b)(1)(ii)(F).

(g)   [_]     A parent  holding  company or control  person in  accordance  with
              ss.240.13d-1(b)(1)(ii)(G).

(h)   [_]     A savings  association  as defined in section  3(b) of the Federal
              Deposit Insurance Act (12 U.S.C. 1813).

(i)   [_]     A  church  plan  that  is  excluded  from  the  definition  of  an investment  company  under  section  3(c)(14)  of  the  Investment
              Company Act of 1940 (15 U.S.C. 80a-3).

(j)   [_]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned: 2,985,000 shares

(b) Percent of class: 15.8% (based on a total of 18,792,227 outstanding at 12-08-04)

(c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote             2,985,000

         (ii)     Shared power to vote or to direct the vote

         (iii)    Sole power to dispose or to direct the
                  disposition of                                       2,985,000

         (iv) Shared power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  December 10, 2004

                  TRI-POL ENERGY CORPORATION


                  By:    /s/ Alan Tresemer
                  ---------------------------------------------
                  Name:  Alan Tresemer
                  Title: President and Director